Calumet Specialty Products Partners, L.P. Reports Second Quarter 2012 Results

Significant items to report are as follows:

-- Quarterly net income of $65.7 million.

-- Record quarterly Adjusted EBITDA of $122.3 million and Distributable Cash Flow of $94.9 million.

-- Quarterly distribution increased to $0.59 per unit, a 5.4% increase over the first quarter of 2012 and a 19.2% increase from the second quarter of 2011.

INDIANAPOLIS, Aug. 1, 2012 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Partnership," the "Company," "Calumet," "we," "our" or "us") reported net income for the quarter ended June 30, 2012 of $65.7 million compared to a net loss of $7.7 million for the same quarter in 2011. These results include $15.3 million of noncash unrealized derivative losses as compared to both $14.4 million of noncash debt extinguishment costs and $3.1 million of noncash unrealized derivative losses in the second quarter of 2011. For the six months ended June 30, 2012, Calumet reported net income of $117.6 million compared to a net loss of $3.5 million for the same period in 2011. These results include $10.8 million of noncash unrealized derivative gains as compared to $14.4 million of noncash debt extinguishment costs and $3.5 million of noncash unrealized derivative losses for the six months ended June 30, 2011.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined below in the section titled "Non-GAAP Financial Measures") were $104.1 million and $122.3 million, respectively, for the quarter ended June 30, 2012 as compared to $32.7 million and $40.8 million, respectively, for the same quarter in 2011. Distributable Cash Flow (as defined below in the section titled "Non-GAAP Financial Measures") for the second quarter of 2012 was $94.9 million compared to $25.4 million for the same quarter in 2011. The increase in Adjusted EBITDA quarter over quarter was primarily due to the cumulative effect of a $78.2 million increase in gross profit and a $23.6 million increase in realized derivative gains, partially offset by an $11.6 million increase in selling, general and administrative expenses primarily from acquisitions and acquisition related costs, a $2.3 million increase in transportation expense and $7.9 million of insurance recoveries in the 2011 period with no comparable recoveries in the 2012 period. See the below section titled "Non-GAAP Financial Measures" and the attached tables for a discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable U.S. generally accepted accounting principles ("GAAP") measures.

"Our quarterly results were driven by strength in both our specialty and fuel products segments. We continued to benefit from widened crack spreads from Canadian heavy and Bakken crude oil differentials to NYMEX WTI in the second quarter. We are also pleased to add the Royal Purple employees and business to Calumet," said Bill Grube, Calumet's Chief Executive Officer. "This acquisition further strengthens our commitment to the growth and downstream integration of our specialty products portfolio," said Grube.

Net income reported for quarter ended June 30, 2012 increased $73.3 million quarter over quarter primarily due to a $78.2 million increase in gross profit, discussed below, and a $23.6 million increase in realized derivative gains, partially offset by a $12.2 million increase in noncash unrealized derivative losses, which may or may not be realized in the future as the derivatives are settled, an $11.6 million increase in selling, general and administrative expenses, a $7.8 million increase in interest expense and $7.9 million of insurance recoveries in the 2011 period with no comparable recoveries in the 2012 period.

Gross profit by segment for the three and six months ended June 30, 2012 and 2011 is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per barrel data)		(Dollars in thousands, except per barrel data)

Specialty products	$88,618	$58,308	$155,087	$106,199
Fuel products	40,190	(7,743)	57,965	(8,770)
Total gross profit (1)	$128,808	$50,565	$213,052	$97,429

Specialty products gross profit per barrel	$25.39	$20.84	$22.42	$19.50
Fuel products gross profit per barrel (including hedging activities	$8.36	$(2.94)	$5.65	$(1.83)
Fuel products gross profit per barrel (excluding hedging activities	$18.91	$6.47	$15.02	$7.25

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase in specialty products segment gross profit of $30.3 million quarter over quarter was due primarily to a 24.7% increase in sales volume and an 8.8% decrease in the average cost of crude oil per barrel, partially offset by a 1.6% decrease in the average selling price per barrel. Excluding incremental volumes from the Superior, TruSouth and Missouri Acquisitions, the specialty products average sales price per barrel increased 4.1% quarter over quarter.

The increase in fuel products segment gross profit of $47.9 million quarter over quarter was due primarily to an 82.9% increase in sales volume, mostly as a result of the Superior Acquisition, and a 14.6% decrease in the average cost of crude oil per barrel, partially offset by a 5.3% decrease in the average sales price per barrel (excluding the impact of those realized hedging losses reflected in sales) and increased realized losses on derivatives of $25.8 million. Due primarily to the extremely volatile nature of the pricing differentials between NYMEX WTI and Canadian heavy and Bakken crude oils during 2012, certain derivative instruments were not accounted for as hedges. As a result, we recorded a gain of $21.2 million to realized gain (loss) on derivative instruments instead of within gross profit in the unaudited condensed consolidated statements of operations for the second quarter of 2012. Total loss on settled derivative instruments reflected in gross profit, as discussed above, and realized gain (loss) on derivative instruments was $32.0 million for the second quarter of 2012 an increased loss of $2.2 million quarter over quarter.

The increase in specialty products segment gross profit of $48.9 million for the six months ended June 30, 2012 compared to the same period in 2011 was due primarily to a 27.0% increase in sales volume and a 3.5% increase in the average selling price per barrel as discussed above, partially offset by a 0.7% increase in the average cost of crude oil per barrel. Excluding incremental sales volumes from the Superior, TruSouth and Missouri Acquisitions, the specialty products average sales price per barrel increased 7.3% compared to same period in 2011.

The increase in fuel products segment gross profit of $66.7 million for the six months ended June 30, 2012 compared to the same period in 2011 was due primarily to a 113.6% increase in sales volume, mostly as a result of the Superior Acquisition, a 1.1% increase in the average sales price per barrel (excluding the impact of those realized hedging losses reflected in sales), a 5.2% decrease in the average cost of crude oil per barrel, partially offset by increased realized losses on derivatives of $49.8 million. Due primarily to the extremely volatile nature of the pricing differentials between NYMEX WTI and Canadian heavy and Bakken crude oils during 2012, certain derivative instruments were not accounted for as hedges. As a result, we recorded a gain of $30.6 million to realized gain (loss) on derivative instruments instead of within gross profit in the unaudited condensed consolidated statements of operations for the six months ended June 30, 2012. Total loss on settled derivative instruments reflected in gross profit, as discussed above, and realized gain (loss) on derivative instruments was $65.4 million for the six months ended June 30, 2012 an increased loss of $17.2 million year over year.

Quarterly Distribution

On July 20, 2012, the Company declared a quarterly cash distribution of $0.59 per unit on all outstanding units or $35.9 million for the second quarter of 2012. The distribution will be paid on August 14, 2012 to unitholders of record as of the close of business on August 3, 2012. This quarterly distribution represents an increase of 5.4% over the first quarter of 2011 and a 19.2% increase from the second quarter of 2011.

Operations Summary

The following table sets forth unaudited information about Calumet's operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales volume (bpd):	2012	2011	2012	2011
Specialty products	38,352	30,747	38,005	30,089
Fuel products	52,846	28,901	56,352	26,530
Total (1)	91,198	59,648	94,357	56,619

Total feedstock runs (2)	89,775	61,853	93,990	58,986
Facility production: (3)
Specialty products:
Lubricating oils	15,524	14,141	15,102	13,961
Solvents	10,189	11,051	9,658	10,592
Waxes	1,234	1,204	1,255	1,133
Fuels	914	435	680	533
Asphalt and other by-products	15,310	8,961	15,648	8,495
Total	43,171	35,792	42,343	34,714
Fuel products:
Gasoline	20,582	10,266	22,742	9,619
Diesel	20,176	11,424	21,648	11,095
Jet fuel	5,251	5,429	5,353	4,303
Heavy fuel oils and other	2,816	1,065	3,118	812
Total	48,825	28,184	52,861	25,829
Total facility production (3)	91,996	63,976	95,204	60,543
____________

(1)     Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.  Total sales volume includes the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment sales.  The increase in total sales volume for the three and six months ended June 30, 2012 compared to the same periods in 2011 is due primarily to incremental sales of fuel products and asphalt subsequent to the Superior Acquisition on September 30, 2011, as well as increased sales volumes of lubricating oils.

(2)     Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in the total feedstock runs for the three and six months ended June 30, 2012 compared to the same periods in 2011 is due primarily to incremental feedstock runs from the Superior refinery partially offset by decreased run rates at our Shreveport refinery during the second quarter of 2012 due to the ExxonMobil pipeline serving this refinery being shut down since April 28, 2012.

(3)     Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in total facility production for three and six months ended June 30, 2012 compared to the same periods in 2011 is due primarily to the operational items discussed above in footnote 2 of this table.

Derivatives Summary

The following table summarizes the derivative activity reflected in our unaudited condensed consolidated statements of operations and unaudited condensed statement of cash flows for the three and six months end June 30, 2012 and 2011.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Derivative loss reflected in sales	$ (64,142)	$ (66,763)	$ (130,655)	$ (104,676)
Derivative gain reflected in cost of sales	10,913	39,333	34,624	58,434

Derivative loss reflected in gross profit	$ (53,229)	$ (27,430)	$ (96,031)	$ (46,242)

Realized gain (loss) on derivative instruments	$ 21,218	$ (2,370)	$ 30,642	$ (1,984)
Unrealized gain (loss) on derivative instruments	(15,280)	(3,124)	10,764	(3,541)
Derivative loss reflected in interest expense	—	—	—	(702)

Total derivative loss on unaudited condensed consolidated statements of operations	$ (47,291)	$ (32,924)	$ (54,625)	$ (52,469)

Total loss on derivatives settlements	$ 33,962	$ 28,404	$ 65,979	$ 43,788

Revolving Credit Facility Capacity

On June 30, 2012, Calumet had availability under its revolving credit facility of $388.4 million, based on a $564.0 million borrowing base, $175.6 million in outstanding standby letters of credit, and no outstanding borrowings. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has nine facilities located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, August 1, 2012, to discuss the financial and operational results for the second quarter of 2012. Anyone interested in listening to the presentation may call 866-202-3048 and enter passcode 82520227. For international callers, the dial-in number is 617-213-8843 and the passcode is 82520227.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 72610953. International callers can access the replay by calling 617-801-6888 and entering passcode 72610953. The replay will be available beginning Wednesday, August 1, 2012, at approximately 3:00 p.m. ET (2:00 p.m. CT) until Wednesday, August 15, 2012.

The information contained in this press release is available on Calumet's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and six months ended June 30, 2012 may constitute "forward-looking statements." The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission ("SEC"), including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define "Adjusted EBITDA" for any period as: (1) net income (loss) plus (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income (loss); (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define "Distributable Cash Flow" for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of "Consolidated Cash Flow" contained in the indentures governing our 9⅜% senior notes due May 1, 2019 that were issued in April and September 2011 (the "2019 Notes") and the indenture governing our 9⅝% senior notes due August 1, 2020 that were issued in June 2012 (the "2020 Notes"). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes and 2020 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$1,086,996	$733,770	$2,256,582	$1,339,010
Cost of sales	958,188	683,205	2,043,530	1,241,581
Gross profit	128,808	50,565	213,052	97,429
Operating costs and expenses:
Selling, general and administrative	22,046	10,467	40,188	20,995
Transportation	24,957	22,691	52,499	45,766
Taxes other than income taxes	1,918	1,203	3,648	2,563
Insurance recoveries	—	(7,910)	—	(8,698)
Other	1,428	703	3,244	1,238
Operating income	78,459	23,411	113,473	35,565
Other income (expense):
Interest expense	(18,392)	(10,544)	(36,976)	(18,025)
Debt extinguishment costs	—	(15,130)	—	(15,130)
Realized gain (loss) on derivative instruments	21,218	(2,370)	30,642	(1,984)
Unrealized gain (loss) on derivative instruments	(15,280)	(3,124)	10,764	(3,541)
Other	(4)	274	114	103
Total other income (expense)	(12,458)	(30,894)	4,544	(38,577)
Net income (loss) before income taxes	66,001	(7,483)	118,017	(3,012)
Income tax expense	339	168	432	438
Net income (loss)	$65,662	$(7,651)	$117,585	$(3,450)
Allocation of net income (loss):
Net income (loss)	$65,662	$(7,651)	$117,585	$(3,450)
Less:
General partner's interest in net income (loss)	1,314	(153)	2,352	(69)
General partner's incentive distribution rights	1,096	—	1,619	—
Nonvested share based payments	377	—	685	—
Net income (loss) available to limited partners	$62,875	$(7,498)	$112,929	$(3,381)
Weighted average limited partner units outstanding
Basic	55,028	39,886	53,354	38,373
Diluted	55,074	39,886	53,380	38,373
Limited partners' interest basic and diluted net income (loss) per unit	$1.14	$(0.19)	$2.12	$(0.09)
Cash distributions declared per limited partner unit	$0.56	$0.475	$1.09	$0.945

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,474	$64
Accounts receivable, net	248,585	212,065
Inventories	513,319	497,740
Derivative assets	14,949	58,502
Prepaid expenses and other current assets	11,307	8,179
Deposits	7,869	2,094
Total current assets	861,503	778,644
Property, plant and equipment, net	856,510	842,101
Restricted cash	263,313	—
Goodwill	50,450	48,335
Other intangible assets, net	27,019	22,675
Other noncurrent assets, net	52,363	40,303
Total assets	$2,111,158	$1,732,058
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$247,626	$302,826
Accrued interest payable	10,348	10,500
Accrued salaries, wages and benefits	12,277	13,481
Taxes payable	15,140	13,068
Other current liabilities	7,823	4,600
Current portion of long-term debt	773	551
Derivative liabilities	45,531	43,581
Total current liabilities	339,518	388,607
Pension and postretirement benefit obligations	26,547	26,957
Other long-term liabilities	1,139	1,055
Long-term debt, less current portion	862,255	586,539
Total liabilities	1,229,459	1,003,158
Commitments and contingencies
Partners' capital:
Partners' capital	899,761	690,373
Accumulated other comprehensive income (loss)	(18,062)	38,527
Total partners' capital	881,699	728,900
Total liabilities and partners' capital	$2,111,158	$1,732,058

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 30,
	2012	2011
Operating activities	(Unaudited)	(Unaudited)
Net income (loss)	$117,585	$(3,450)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	39,286	28,964
Amortization of turnaround costs	7,161	5,746
Non-cash interest expense	2,759	1,655
Non-cash debt extinguishment costs	—	14,401
Provision for doubtful accounts	267	255
Unrealized (gain) loss on derivative instruments	(10,764)	3,541
Non-cash equity based compensation	1,875	1,963
Other non-cash activities	813	(1,625)
Changes in assets and liabilities:
Accounts receivable	(31,815)	(48,479)
Inventories	(4,828)	(111,555)
Prepaid expenses and other current assets	(2,856)	(1,747)
Derivative activity	(590)	5,699
Turnaround costs	(14,141)	(7,501)
Deposits	(5,775)	(12,735)
Accounts payable	(57,872)	58,145
Accrued interest payable	(152)	4,689
Accrued salaries, wages and benefits	(718)	383
Taxes payable	2,072	1,186
Other liabilities	2,389	(9,473)
Pension and postretirement benefit obligations	(142)	(620)
Net cash provided by (used in) operating activities	44,554	(70,558)
Investing activities
Additions to property, plant and equipment	(22,456)	(20,635)
Proceeds from insurance recoveries - equipment	—	1,942
Acquisitions of TruSouth and Missouri	(46,402)	—
Change in restricted cash	(263,313)	—
Proceeds from sale of property, plant and equipment	1,913	130
Net cash used in investing activities	(330,258)	(18,563)
Financing activities
Proceeds from borrowings — revolving credit facility	1,055,168	692,543
Repayments of borrowings — revolving credit facility	(1,055,168)	(675,285)
Repayments of borrowings — term loan credit facility	—	(367,385)
Payments on capital lease obligations	(881)	(534)
Proceeds from public offering of common units, net	146,597	92,290
Proceeds from senior notes offering	270,187	400,000
Debt issuance costs	(7,483)	(17,582)
Contributions from Calumet GP, LLC	3,122	1,970
Common units repurchased for vested phantom unit grants	(2,110)	(620)
Distributions to partners	(58,318)	(36,258)
Net cash provided by financing activities	351,114	89,139
Net increase in cash and cash equivalents	65,410	18
Cash and cash equivalents at beginning of period	64	37
Cash and cash equivalents at end of period	$65,474	$55

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA ANDDISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss)	$65,662	$(7,651)	$117,585	$(3,450)
Add:
Interest expense	18,392	10,544	36,976	18,025
Debt extinguishment costs	—	15,130	—	15,130
Depreciation and amortization	19,662	14,532	39,286	28,964
Income tax expense	339	168	432	438
EBITDA	$104,055	$32,723	$194,279	$59,107
Add:
Unrealized (gain) loss on derivatives	$15,280	$3,124	$(10,764)	$3,541
Realized gain (loss) on derivatives, not included in net income (loss)	(1,950)	1,394	(590)	5,137
Amortization of turnaround costs	3,639	2,533	7,161	5,746
Non-cash equity based compensation and other non- cash items	1,283	1,067	1,875	1,963
Adjusted EBITDA	$122,307	$40,841	$191,961	$75,494
Less:
Replacement capital expenditures (1)	$3,900	$3,505	$9,141	$7,596
Cash interest expense (2)	17,006	9,887	34,217	16,370
Turnaround costs	6,208	1,914	14,141	7,501
Income tax expense	339	168	432	438
Distributable Cash Flow	$94,854	$25,367	$134,030	$43,589

(1) Replacement capital expenditures are defined as those capital expenditures, which do not increase operating capacity or reduce operating costs and exclude turnaround costs.
(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATINGACTIVITIES
(In thousands)

	Six Months Ended
	June 30,
	2012	2011
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:	(Unaudited)	(Unaudited)

Distributable Cash Flow	$134,030	$43,589
Add:
Replacement capital expenditures (1)	9,141	7,596
Cash interest expense (2)	34,217	16,370
Turnaround costs	14,141	7,501
Income tax expense	432	438
Adjusted EBITDA	$191,961	$75,494
Less:
Unrealized (gain) loss on derivative instruments	(10,764)	3,541
Realized gain on derivatives, not included in net income (loss)	(590)	5,137
Amortization of turnaround costs	7,161	5,746
Non-cash equity based compensation and other non-cash items	1,875	1,963
EBITDA	$194,279	$59,107
Add:
Unrealized (gain) loss on derivative instruments	(10,764)	3,541
Cash interest expense (2)	(34,217)	(16,370)
Non-cash equity based compensation	1,875	1,963
Amortization of turnaround costs	7,161	5,746
Income tax expense	(432)	(438)
Provision for doubtful accounts	267	255
Debt extinguishment costs	—	(729)
Changes in assets and liabilities:
Accounts receivable	(31,815)	(48,479)
Inventories	(4,828)	(111,555)
Other current assets	(8,631)	(14,482)
Turnaround costs	(14,141)	(7,501)
Derivative activity	(590)	5,699
Accounts payable	(57,872)	58,145
Other liabilities	3,591	(3,215)
Other, including changes in noncurrent liabilities	671	(2,245)
Net cash provided by (used in) operating activities	$44,554	$(70,558)
(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.
(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of June 30, 2012

Fuel Products Segment

The following table provides a summary of Calumet's derivatives and implied crack spreads for their crude oil, diesel, jet and gasoline swaps as of June 30, 2012.

Crude Oil and Fuel Products Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2012	2,852,000	31,000	$ 18.12
Fourth Quarter 2012	2,622,000	28,500	19.20
Calendar Year 2013	7,149,000	19,586	26.50
Calendar Year 2014	1,910,000	5,233	25.22
Totals	14,533,000
Average price			$ 23.37

Specialty Products Segment

The following table provides a summary of Calumet's derivatives for its crude oil purchases as of June 30, 2012.

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
Calendar Year 2013	200,000	548	$ 84.75
Totals	200,000
Average price			$ 84.75

The following table provides a summary of Calumet's derivatives for its natural gas purchases as of June 30, 2012.

Natural Gas Contracts by Expiration Dates	MMBtu	$/MMBtu
Third Quarter 2012	1,200,000	$4.03
Fourth Quarter 2012	600,000	4.08
Totals	1,800,000
Average price		$4.05

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com